Exhibit 99.1
PRESS RELEASE
Filed by
IntercontinentalExchange, Inc.
Pursuant to Rule 425 under the
Securities Act of 1933, as amended, and
deemed filed pursuant to Rule 14a-12 under the
Securities Exchange Act of 1934, as amended
Subject Company:
CBOT Holdings, Inc.
(Commission File No. 001- 32650)

Contact:
Kelly Loeffler, VP, Investor Relations & Corp. Communications	Ellen Resnick
IntercontinentalExchange	Crystal Clear Communications
770-857-4726	773-929-9292 (o); 312-399-9295 (c)
kelly.loeffler@theice.com	eresnick@crystalclearPR.com
IntercontinentalExchange, Inc. Reports Record
Quarterly Net Income of $55.6 Million, Up 183%;
Record Revenues of $126.6 Million, Up 152%; Diluted EPS of $0.80
*** Record Quarterly Volume as ICE Energy ADV Exceeds One Million Contracts ***
*** NYBOT Synergies Exceed Initial Expectations ***
ATLANTA, GA (May 2, 2007) IntercontinentalExchange, Inc. (NYSE: ICE) reported record quarterly consolidated net income for the first quarter of 2007 of $55.6 million, an increase in quarterly earnings of 183% compared to $19.7 million in net income for the first quarter of 2006. Consolidated revenues in the quarter increased 152% to a record $126.6 million, from $50.3 million in the first quarter of 2006. Diluted earnings per share in the first quarter of 2007 were $0.80, a 142% increase compared to $0.33 in the same period in 2006. ICE completed the acquisition of the Board of Trade of the City of New York, Inc. (NYBOT) on January 12, 2007, when it became a wholly-owned subsidiary of ICE. The first quarter of 2007 represents the first quarter that NYBOT is included in ICE’s financial results. NYBOT will be reported as a separate business segment in the company’s consolidated financial statements.
The record financial results were driven by strong volume during the quarter at ICE Futures, the company’s U.K. futures business segment; at NYBOT, ICE’s U.S. futures business segment; in ICE’s global over-the-counter (OTC) business segment; and in the company’s market data business segment, which now includes the NYBOT market data business. ICE’s total average daily volume (ADV) for its electronically-traded energy contracts in ICE’s global futures and OTC markets exceeded the one-million contract mark for the first time, with ADV of 1.2 million contracts in the first quarter of 2007, representing a 96% increase compared to ADV of 603,000 contracts in the prior year’s first quarter.
“This marks our fifth consecutive record quarter, and these results were achieved amid continued rapid expansion of our markets while we executed on many key initiatives in our core commodities business,” said ICE Chairman and CEO Jeffrey C. Sprecher. “In a highly competitive environment, ICE continues to demonstrate its ability to innovate and to serve customers around the globe, while maintaining its lead in the electronic energy markets and successfully adding new products, customers and markets.”
Sprecher added: “During the quarter, we completed our acquisition of NYBOT, successfully launched electronic trading in NYBOT’s soft commodity contracts and integrated the NYBOT operations smoothly and ahead of schedule. At the same time, we extended our reach into the energy markets, including our technology and settlement alliance with NGX to expand even further into Canadian markets, our purchase of the NGI indexes, and our continued work on new products including the ICE Middle East Sour Crude futures contract. In addition, we were granted 60/40 tax treatment for qualified U.S.-based ICE Futures customers, began developing a world-class clearing solution, and introduced our new matching engine in our key OTC markets. Finally, we offered what we believe is a superior proposal to merge with the Chicago Board of Trade, with a 13.4%, or $1.1 billion premium for CBOT shareholders.”
First Quarter Results
In the first quarter of 2007, ICE’s consolidated revenues increased 152% to $126.6 million compared to $50.3 million of revenues in the first quarter of 2006. Consolidated transaction fee revenues increased 153% to $109.3 million in the first quarter of 2007, from $43.2 million in the first quarter of 2006. Growth in transaction revenue was driven primarily by record trading volume in both the U.K. futures and OTC business segments during the quarter, by new participants in ICE’s markets, and the addition of NYBOT. Excluding the NYBOT segment, ICE’s first quarter consolidated revenues more than doubled, rising 105% over the prior first quarter.
Transaction fee revenues at ICE Futures totaled $44.1 million in the first quarter of 2007, an increase of 133% over $19.0 million in the same period in 2006. In the first quarter of 2007, average daily volume for ICE Futures rose 89% to a record 531,000 contracts, compared to 281,000 contracts per day in the first quarter of 2006. The increased adoption of electronic trading in the global energy futures markets and strong performance of ICE Futures’ global oil complex contributed to the solid growth in volume. Rate per contract (RPC) for ICE Futures was $1.29 in the first quarter of 2007, compared to $1.13 in the first quarter of 2006.
Transaction fee revenues at NYBOT totaled $17.9 million in the first quarter of 2007, and exclude the first 12 days of January prior to the closing of the transaction. ICE introduced electronic trading of NYBOT’s soft commodity futures contracts on February 2, 2007, which led to several new volume and open interest records, including an exchange-wide monthly volume record in April. NYBOT volume in the first quarter of 2007 totaled a record 11.3 million contracts. RPC in all NYBOT soft commodity products totaled $1.59 in the first quarter of 2007.
First quarter 2007 transaction fee revenues in the OTC business segment increased 95% to $47.3 million, compared to $24.3 million in the same period in 2006. First quarter average daily commissions for ICE’s OTC segment increased 98% to a record $755,000, compared to $381,000 per day in the first quarter of 2006. Average daily commissions reflect daily trading activity in the company’s OTC markets. ICE’s OTC contract volume nearly doubled, to 39.8 million contracts compared to 20.0 million contracts in the first quarter of the prior year.
Consolidated market data fee revenues in the market data business segment increased 133% during the first quarter of 2007 to $14.0 million compared to $6.0 million in the same period in 2006. Consolidated other revenues increased 217% during the first quarter to $3.2 million from $1.0 million in the same period in 2006.

Consolidated operating expenses for the first quarter of 2007 were $47.0 million, an increase of 108% compared to $22.6 million in the same period of 2006. The primary driver of the increase in operating expenses was the result of expenses attributable to NYBOT following the acquisition. In addition, ICE recorded a 72% increase in non-cash compensation expense of $3.8 million during the first quarter, compared to $2.2 million in the same period in 2006. Finally, ICE incurred a 68% increase in royalty expense relating to the Wagner patent resulting from the growth in futures volume, to $1.7 million in the first quarter compared to $1.0 million in the same period in 2006. On February 20, the Wagner patent expired, resulting in the termination of the patent royalty expense going forward.
First quarter 2007 consolidated operating income was $79.6 million, up 188% compared to $27.7 million in the same period in 2006. This produced an operating margin of 63% for the first quarter of 2007, compared to an operating margin of 55% for the same period in 2006.
In August 2006, ICE Futures entered into an agreement with a third party to sell its former disaster recovery site in London. The sale was completed in February 2007, and ICE recognized a pre-tax gain on disposal of an asset of $9.3 million, which was recognized as other income in the first quarter of 2007. This asset sale resulted in earnings per diluted share of $0.08 for the first quarter of 2007, based on the after-tax gain of $5.8 million.
The effective tax rate for the first quarter of 2007 was 36.7%, as compared to 31.6% for the first quarter of 2006. The higher tax rate was primarily due to NYBOT’s operations, for which the effective tax rate is higher than ICE’s historical effective tax rate.
Consolidated net income in the first quarter of 2007 was $55.6 million, up 183% compared to $19.7 million in the same period in 2006. Earnings per diluted share were $0.80, an increase of 142% compared to $0.33 in the first quarter of 2006.
Capital expenditures in the first quarter of 2007 totaled $10.2 million compared to $1.9 million in the same period of 2006. The increase in capital expenditures primarily relates to hardware purchases to enhance the electronic trading and clearing platforms. Capitalized software development costs totaled $2.6 million in the first quarter, up from $1.5 million in the first quarter of 2006. Unrestricted cash and investments were $177.3 million as of March 31, 2007. ICE ended the first quarter with $250.0 million in debt as a result of the NYBOT acquisition on January 12, 2007, which included a $415.0 million cash payment for merger consideration and merger related expenses, of which $250.0 million was funded through a credit facility established on January 12, 2007.
ICE Clearing and NYBOT Integration Update
On Monday, ICE announced its clearing strategy including plans to establish a U.K. clearing house under the name ICE Clear Europesm to complement ICE’s U.S. clearing business by leveraging common technology and clearing infrastructure. The New York Clearing Corp. (NYCC) will be renamed ICE Clear USsm. ICE Clear will comprise two clearing houses; ICE Clear US under the applicable regulatory oversight of the U.S. Commodity Futures Trading Commission, and ICE Clear Europe under the oversight of the U.K. Financial Services Authority. In its April 30 press release, ICE updated its clearing revenue and expense expectations for its clearing operations which are expected to begin July 1, 2008.
In addition, ICE has updated its synergy estimates relating to the acquisition of NYBOT.

•	Annual expense synergy expectations have increased to a range of $13 million to $14 million beginning in 2008. For 2007, $8 million to $9 million in expense synergies are forecast. As of April 30, 2007, NYBOT headcount has been reduced to 226 employees from 285 employees at January 31, 2007, resulting in reduced compensation and benefits expenses at NYBOT beginning mid-second quarter. The balance of expense reductions include reductions in general and administrative, technology and marketing expenses.

•	Material expense synergies were not realized in the first quarter of 2007 due to the proximity of the transaction closing in January and preparations for the launch of electronic trading.

•	Revenue synergies forecast in 2007 range from $14 million to $15 million. This forecast is based on a higher growth rate of NYBOT’s existing contracts and the expansion in the customer base as a result of the introduction of electronic trading. In addition, ICE will launch electronic trading for NYBOT’s foreign exchange, U.S. Dollar Index® and the Russell Index® futures contracts in June.

•	The NYBOT board approved a modification for the pricing of all electronic NYBOT soft commodity contracts as of June 1, 2007. The new pricing will be available on the NYBOT website.

•	NYCC has begun developing cleared OTC agricultural contracts to complement NYBOT’s soft commodity futures contracts. Revenue projections and timelines have not been established, and the introduction of these contracts is subject to Commodity Futures Trading Commission approval.
Other information
•	ICE expects the diluted share count for the second quarter of 2007 to be in the range of 69.7 million to 70.2 million shares, and the diluted share count for fiscal year 2007 to be in the range of 70.4 million to 71.2 million shares.

•	ICE made a proposal to the board of directors of CBOT Holdings, Inc. (CBOT) to combine the two companies in a merger transaction. Under the proposal ICE would issue 1.42 shares of ICE’s common stock for each CBOT Class A common share outstanding (or, should CBOT Holdings be the surviving entity, CBOT Holdings would issue the inverse number of CBOT Class A common shares for each ICE common share outstanding), which would result in CBOT shareholders owning approximately 51.5% of the combined company.

•	This morning, ICE announced April 2007 monthly volume. ADV in the ICE Futures segment totaled 496,904 contracts, an increase of 62.8% over April 2006. NYBOT ADV was 244,322 contracts in April, an increase of 16% compared to April 2006. Average daily commissions in the OTC segment were $647,787 in April, an increase of 34% over $483,343 in April 2006.
Earnings Conference Call Information
ICE will hold a conference call today, May 2, at 8:30 a.m. ET to review its first quarter financial results. The call will be broadcast live over the Internet via the Investor Relations page of ICE’s website at www.theice.com. A slideshow will be available on the website in conjunction with the earnings call. The call will be temporarily archived on the website. Participants may also listen via telephone by dialing (888) 202-2422 if calling from the United States, or (913) 981-5592 if calling from outside of the United States. The passcode for all callers is 4260061. For participants on the telephone, please place your call ten minutes prior to the start of the conference call.
Historical futures volume and OTC commission data can be found at:
www.theice.com/marketdata/recordsAndVolumes/volumes2007.jsp
Volume and open interest information on NYBOT can be found at:
https://www.theice.com/nybot_volumes.jhtml
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates the leading global, electronic marketplace for trading both futures and OTC energy contracts and the leading soft commodity exchange. ICE’s markets offer access to a range of contracts based on crude oil and refined products, natural gas, power and emissions, as well as agricultural commodities including cocoa, coffee, cotton, ethanol, orange juice, wood pulp and sugar, in addition to currency and index futures and options. ICE® conducts its energy futures markets through its U.K. regulated London-based subsidiary, ICE Futures, Europe’s leading energy exchange. ICE Futures offers liquid markets in the world’s leading oil benchmarks, Brent Crude futures and West Texas Intermediate (WTI) Crude futures, trading nearly half of the world’s global crude futures by volume of commodity traded. ICE conducts its agricultural commodity futures and options markets through its U.S. regulated subsidiary, the New York Board of Trade®. For more than a century, the NYBOT® has provided global markets for food, fiber and financial products. ICE was added to the Russell 1000® Index on June 30, 2006. Headquartered in Atlanta, ICE also has offices in Calgary, Chicago, Houston, London, New York and Singapore. For more information, please visit www.theice.com and www.nybot.com.
Forward-Looking Statements
Certain statements in this Press Release may contain forward-looking information, including information regarding IntercontinentalExchange, Inc., CBOT Holdings, Inc., and the combined company after the completion of the possible merger, that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about our business environment; increasing competition; technological developments, including clearing developments; accuracy of our cost estimates and expectations, adjustments to exchange fees or commission rates; our belief that cash flows will be sufficient to fund our working capital needs and capital expenditures at least through the end of 2008; our ability to increase the connectivity to our marketplace; development of new products and services; pursuit of strategic acquisitions and alliances on a timely, cost-effective basis; maintaining existing market participants and attracting new ones; protection of our intellectual property rights and our ability to not violate the intellectual property rights of others; changes in domestic and foreign regulations or government policy; adverse litigation results; our belief in our electronic platform and disaster recovery system technologies and the ability to gain access to comparable products and services if our key technology contracts were terminated; the benefits of the merger involving ICE and the New York Board of Trade, or NYBOT; and the risk that the businesses will not be integrated successfully or the revenue opportunities, cost savings and other anticipated synergies from the merger may not be fully realized or may take longer to realize than expected. In addition, statements about the possible merger between ICE and CBOT, including future strategic and financial benefits, the plans, objectives, expectations and intentions of ICE following the completion of the merger, and other statements that are not historical facts are forward looking statements. Such statements are based upon the current beliefs and expectations of ICE’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those expressed or implied in such forward-looking statements regarding the success of the proposed transaction: the failure of CBOT to accept ICE’s proposal and enter into definitive agreements to effect the transaction, the risk that the revenue opportunities, cost savings and other anticipated synergies from the merger may not be fully realized or may take longer to realize than expected; superior offers by third parties; the ability to obtain governmental approvals and rulings on or regarding the transaction on the proposed terms and schedule; the failure of ICE or CBOT stockholders to approve the merger; the risk that the businesses will not be integrated successfully; disruption from the merger making it difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending and third-party relationships and revenues; social and political conditions such as war, political unrest or terrorism; general economic conditions and normal business uncertainty. Additional risks and factors are identified in ICE’s filings with the Securities and Exchange Commission (the “SEC”), including ICE’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 26, 2007.

You should not place undue reliance on forward-looking statements, which speak only as of the date of this Press Release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this Press Release.
Important Merger Information
In connection with the proposed transaction, and assuming the merger proposal is accepted by CBOT, ICE intends to file relevant materials with the SEC, including a proxy statement/prospectus regarding the proposed transaction. Such documents, however, are not currently available. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ALL SUCH OTHER RELEVANT MATERIALS REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain a free copy of the proxy statement/prospectus, if and when such document becomes available, and related documents filed by ICE or CBOT without charge, at the SEC’s website (http://www.sec.gov). Copies of the final proxy statement/prospectus, if and when such document becomes available, may be obtained, without charge, from ICE by directing a request to ICE at 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia, 30328, Attention: Investor Relations; or by emailing a request to ir@theice.com.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
ICE and its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about ICE’s executive officers and directors in ICE’s Annual Report on Form 10-K, filed with the SEC on February 26, 2007 and in ICE’s proxy statement for its 2007 annual meeting of stockholders, dated March 30, 2007. Additional information about the interests of potential participants will be included in the prospectus/proxy statement, if and when it becomes available, and the other relevant documents filed with the SEC.

Consolidated Unaudited Financial Statements
INTERCONTINENTALEXCHANGE, INC.
AND SUBSIDIARIES
CONSOLIDATED UNAUDITED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months
	Ended March 31,
	2007	2006
Revenues:
Transaction fees, net	$109,341	$43,235
Market data fees	14,019	6,022
Other	3,248	1,025

Total revenues	126,608	50,282

Operating expenses:
Compensation and benefits	21,758	10,617
Professional services	4,863	2,690
Patent royalty.	1,705	1,014
Selling, general and administrative	12,130	5,120
Depreciation and amortization	6,509	3,188

Total operating expenses	46,965	22,629

Operating income	79,643	27,653

Other income (expense):
Interest income	2,824	1,178
Interest expense	(3,795)	(63)
Other income (expense), net	9,192	(7)

Total other income, net	8,221	1,108

Income before income taxes	87,864	28,761
Income tax expense	32,278	9,097

Net income	$55,586	$19,664

Earnings per common share:
Basic	$0.82	$0.35

Diluted	$0.80	$0.33

Weighted average common shares outstanding:
Basic	67,534	55,533

Diluted	69,758	58,972

INTERCONTINENTALEXCHANGE, INC.
AND SUBSIDIARIES
CONSOLIDATED UNAUDITED BALANCE SHEET
(IN THOUSANDS)

March 31,
2007
ASSETS
Current assets:
Cash and cash equivalents	$114,864
Restricted cash	17,784
Short-term investments	62,444
Customer accounts receivables:
Trade, net of allowance for doubtful accounts	48,254
Related-parties	146
Income taxes receivable	29,453
Margin deposits and guaranty funds	653,444
Prepaid expenses and other current assets	16,049

Total current assets	942,438

Property and equipment, net	50,691

Other noncurrent assets:
Goodwill	1,078,629
Other intangible assets, net	172,777
Cost method investments	38,745
Other noncurrent assets	11,653

Total other noncurrent assets	1,301,804

Total assets	$2,294,933

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$41,667
Accrued salaries and benefits	8,834
Current portion of long-term debt	37,500
Income tax payable	12,117
Margin deposits and guaranty funds	653,444
Other current liabilities	5,255

Total current liabilities	758,817

Noncurrent liabilities:
Noncurrent deferred tax liability, net	55,707
Long-term debt	212,500
Government grant deferred credit	11,796
Other noncurrent liabilities	16,016

Total noncurrent liabilities	296,019

Total liabilities	1,054,836

SHAREHOLDERS’ EQUITY:
Common stock	703
Treasury stock, at cost	(24,654)
Additional paid-in capital	989,985
Retained earnings	246,668
Accumulated other comprehensive income	27,395

Total shareholders’ equity	1,240,097

Total liabilities and shareholders’ equity	$2,294,933